STONEFIELD JOSEPHSON, INC.
1620 26th Street, Suite 400 South
Santa Monica, CA  90404

October 13, 2005

Mr. Bernard L. Brodkorb
Chief Executive Officer and Chairman of the Board of Directors
ISA Internationale, Inc.
2560 Rice Street
St. Paul, MN 55113

Dear Sir:

This is to confirm that the client-auditor relationship between ISA Internationale, Inc (Commission File Number 001-16423) and Stonefield Josephson, Inc. will cease immediately.

Sincerely,

/s/ Stonefield Josephson, Inc.

CC: Office of the Chief Accountant via facsimile
PCAOB Letter File
Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549-7561
Facsimile No.: (202)772-9251